Exhibit 5

Baker Hostetler

Baker&Hostetler LLP

Washington Square, Suite 1100
1050 Connecticut Avenue, N.W.
Washington, DC 20036-5304

T 202.861.1500
F 202.861.1783
www.bakerlaw.com

May 15, 2007

Telkonet, Inc.
20374 Seneca Meadows Parkway Germantown, Maryland 20876

Ladies and Gentlemen:

We have acted as counsel to Telkonet, Inc., a Utah corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 2,304,012 shares of the common stock, par value $0.001 per share (the "Common Shares"), of the Company, which have been included in the Registration Statement for the account of the persons identified in the Registration Statement as the selling stockholders.

In connection with the foregoing, we have examined: (a) the Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

Based on such examination, we are of the opinion that the issued and outstanding Common Shares are legally issued, fully paid and nonassessable and the Common Shares subject to acquisition upon the exercise of the stock purchase warrants held by certain of the selling stockholders (the "Warrants"), when paid for and issued in accordance with the Warrants, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP

Cincinnati    Cleveland    Columbus     Costa Mesa    Denver    Houston    Los Angeles    New York    Orlando    Washington, DC